Exhibit 3.3

BY-LAWS

OF

DUSA PHARMACEUTICALS, INC.

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of shareholders shall be held each year on such date as may be designated by the Board (as defined in II.1) upon not less than ten (10) nor more than sixty (60) days’ written notice of the time, place and then known purposes of the meeting at the principal office of the corporation or such other time and place as shall be specified in the notice of meeting, in order to elect directors of the corporation and transact such other business as shall come before the meeting.

Section 2. Special Meetings of Shareholders. Special meetings of shareholders may be called for any purpose or purposes, by the President (as described in III.1(a)) or by any member of the Board. Special meetings shall be held at the principal office of the corporation or at such place as shall be specified in the notice of meeting. Special meetings shall be called upon written notice of the time, place and purposes of the meeting given not less than (10) nor more than sixty (60) days prior to the date of the meeting.

Section 3. Waivers of Notice of Shareholder Meetings; Adjournments. Notice of a meeting of shareholders need not be given to any shareholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder. When any meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.

Section 4. Action Without Shareholder Meeting. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing and such written consents are filed with the minutes of proceedings of shareholders.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Board of Directors; General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors of the corporation (herein referred to as the “Board”), subject to such restrictions as are imposed by law, by the Certification of Incorporation of the corporation and by these By-laws.

Section 2. Number and Term of Directors; Regular Meetings. The number of directors shall be one or such other number not in excess of twenty-five (25) as may be determined from time to time by a majority of the entire Board. The term of office of each director shall be from the time of election and qualification until the annual meeting of shareholders next succeeding such election and until a successor shall have been elected and shall have qualified, or until the earlier death, resignation or removal of such director. A regular meeting of the Board for the election of officers and such other business as may come before the meeting shall be held without notice immediately following the annual meeting of shareholders at the same place or as otherwise determined by the Board. The Board may provide, by resolution adopted at any time by the Board, for additional regular meetings which may be held without notice.

Section 3. Special Meetings of the Board. Special meetings of the Board for any purpose or purposes may be called at any time by the Board or the President. Such meetings shall be held upon at least: (i) two (2) days notice given personally or by telephone; (ii) two (2) days notice given by electronic mail (including facsimile), receipt of which is electronically or orally confirmed; or (iii) four (4) business days notice given by depositing notice in the mail, postage prepaid. Such notice shall specify the time and place of the meeting.

Section 4. Waivers of Notice of Board Meetings; Adjournment. Notice of a meeting of the Board need not be given to any director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting the lack of notice, prior to the conclusion of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed ten (10) days in any one adjournment.

Section 5. Action Without Board Meeting. The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the corporation.

Section 6. Telephone Conference Meetings of the Board. Any or all directors may participate in any meeting of the Board by means of a telephone conference call or any other means of communication by which all persons participating in the meeting are able to hear each other.

Section 7. Quorum of the Board. One director shall constitute a quorum of the Board for the transaction of business unless the Board consists of two (2) directors, in which case two (2) directors shall constitute a quorum, or the Board consists of three (3) or more directors, in which case a majority of the directors shall constitute a quorum.

Section 8. Board Committees. From time to time, the Board may, by resolution adopted by a majority of the entire Board, create or abolish committees of the Board, appoint from among its members to serve on those committees and remove any director from membership on a committee. The committees so designated may include an executive committee to function between meetings of the Board. Each committee shall have such powers and perform such duties as shall be authorized by the resolution of the Board appointing it or by any amendment to that resolution. Article II, Sections 3 through 7 of these By-laws, inclusive, shall also apply to meetings of each committee of the Board unless otherwise provided in the resolutions of the Board relating to such committee.

Section 9. Vacancies in the Board. Unless otherwise provided in these By-laws or in the Certificate of Incorporation, any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

ARTICLE III

OFFICERS

Section 1. Officers. At its regular meeting following the annual meeting of shareholders, the Board shall elect a President, one or more Vice-Presidents (the number thereof to be determined by the Board), a Treasurer, a Secretary and such other officers as it shall deem necessary. The Board may appoint one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers and agents as the Board may deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board. One person may hold two or more offices but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these By-laws to be executed, acknowledged or verified by two or more officers. The duties and authority of the officers shall be determined from time to time by the Board. Subject to any such determination, the officers shall have the following duties and authority:

(a) President. The President shall have general charge and supervision over and responsibility for the affairs of the corporation. The President shall preside at all meetings of the shareholders and at all meetings of the Board. Unless otherwise directed by the Board, all other officers shall be subject to the authority and the supervision of the President. The President may enter into and execute in the name of the corporation contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. The President may delegate from time to time to any other officer any or all of the foregoing duties and authority. The President shall have such other powers and perform such other duties as the Board may determine, from time to time, by resolution.

(b) Vice-Presidents. Vice-Presidents shall have such duties and possess such authority as may be assigned to them by the President or the Board. The Board may elect or designate one or more of the Vice-Presidents as an Executive Vice-President, who shall have such other powers and perform such other duties as the Board may determine, from time to time, by resolution.

(c) Treasurer. The Treasurer shall have custody of the funds, securities, evidences of indebtedness and other valuable documents of the corporation and shall keep or cause to be kept regular books of account for the corporation. The Treasurer shall perform such other duties and possess such other authority as are incident to the office or as may be assigned to the Treasurer by the President or the Board.

(d) Assistant Treasurers. Assistant Treasurers, if appointed, shall have such duties and possess such authority as may be delegated to them by the Treasurer or assigned to them by the President or the Board.

(e) Secretary. The Secretary shall cause notices of all meetings to be served as prescribed in these By-laws and as required by law and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The Secretary shall have charge of the seal of the corporation and shall perform such other duties and possess such authority as are incident to the office or as may be assigned to the Secretary by the President or the Board.

(f) Assistant Secretaries. Assistant Secretaries, if appointed, shall have such duties and possess such authority as may be delegated to them by the Secretary or assigned to them by the President or the Board.

ARTICLE IV

MISCELLANEOUS

Section 1. Force and Effect of By-Laws. These By-laws are subject to the provisions of the New Jersey Business Corporation Act (the “Act”) and the Certificate of Incorporation, as they may be amended from time to time. If any provision in these By-laws is inconsistent with a provision of the Act or the Certificate of Incorporation, the provision of the Act or the Certificate of Incorporation shall govern to the extent of such inconsistency.